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USAir Group, Inc.
Exhibit 11
Computation of Primary and Fully Diluted Earnings Per Share
(unaudited)
(in thousands except per share amounts)
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                                                                          Three Months Ended March 31,
                                                                       --------------------------------
                                                                          1996                  1995
                                                                       ----------            ----------
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Adjustments to Net Income (Loss)
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Net income (loss)                                                     $  (32,293)           $  (96,883)
Preferred dividend requirement                                           (22,274)              (20,583)
                                                                         -------               -------
Net income (loss) applicable to common stock and common
   stock equivalents used for primary computation                        (54,567)             (117,446)
Fully diluted adjustments:
   Assume conversion of preferred stock:
      Preferred dividend requirement                                      22,274                20,583
                                                                         -------               -------
Adjusted net income (loss) applicable to common stock
   assuming full dilution                                             $  (32,293)           $  (96,883)
                                                                         =======               =======

Adjustments to Common Shares Outstanding
==========================================
Average number of shares of common stock                                  63,618                61,627
Primary adjustments 1)
   Assume exercise of options and common stock
     equivalents                                                               -                     -
                                                                         -------               -------
Total average number of common and common equivalent
   shares used for primary computation                                    63,618                61,627
                                                                         =======               =======

Average number of shares of common stock                                  63,618                61,627
Fully diluted adjustments 2)
     Assume exercise of options                                            1,210                    16
     Assume conversion of preferred stock                                 39,156                39,156
                                                                         -------               -------
     Total average number of common shares to be
       outstanding after full conversion                                 103,984               100,799
                                                                         =======               =======

Income (Loss) Per Common Share
==========================================
Primary income (loss) per common share 1)                             $    (0.86)          $     (1.91)
                                                                           =====                 =====
Fully diluted income (loss) per common share 2)                       $    (0.31)          $     (0.96)
                                                                           =====                 =====

1)  The assumed exercise of options and common stock equivalents which are anti-dilutive are not included in the computation of primary earnings per share.
2)	The assumed exercise of options and conversion of preferred stock are anti-dilutive but are included in accordance with Regulation S-K Item 601(b)(11).
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